SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 18, 2008

Southwestern Public Service Company

(Exact name of registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

001-03789	75-0575400
(Commission File Number)	(IRS Employer Identification No.)

Tyler at Sixth, Amarillo, Texas	79101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Dec. 18, 2008, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) a request for a New Mexico retail electric general rate increase.

The filing requests an overall increase in annual revenues of approximately $24.6 million, or an increase of 5.1 percent.  The rate filing is based on a twelve month base period ending June 30, 2008 and includes a requested rate of return on equity of 12.0 percent, an electric net rate base of approximately $321 million allocated to the New Mexico retail jurisdiction, and an equity ratio of 50 percent.

As part of this rate filing, SPS seeks to implement part of this proposed increase on an interim basis, beginning Jan. 17, 2009 to recover purchased power costs of the new Hobbs Generating Station, which began operating Sept. 16, 2008. This proposed interim rate increase is approximately $7.6 million.  The interim rates would remain in effect until the NMPRC makes its final decision on the case.  A decision on the overall request is expected in late 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwestern Public Service Company (a New Mexico Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial
Officer
Dec. 19, 2008